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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                                                Years Ended December 31,
                                                               ------------------------------------------------------------
                                                  1996       1995         1994      1993        1992
                                                  ----       ----         ----      ----        ----
                                                                     (In Thousands)

Net Income                                      $22,954     $23,910     $14,589    $14,274     $21,052
----------

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes                    6,918       7,212       1,020      2,183       4,608
  Deferred federal income taxes                   4,675       3,512       3,930      2,199       4,560
  Investment tax credits - net                     (498)       (503)       (508)      (508)       (507)
  Interest on long-term debt                     17,205      16,627      14,334     12,715      13,290
  Interest on short-term debt and other           2,883       3,663       2,897      2,074       1,277
                                                -------     -------     -------    -------     -------

Net earnings available for fixed charges        $54,137     $54,421     $36,262    $32,937     $44,280
                                                -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt                    $17,205     $16,627     $14,334    $12,715     $13,290
  Interest on short-term debt and other           2,883       3,663       2,897      2,074       1,277
                                                -------     -------     -------    -------     -------
        Total fixed charges                     $20,088     $20,290     $17,231    $14,789     $14,567
                                                =======     =======     =======    =======     =======

Ratio of earnings to fixed charges                 2.69        2.68        2.10       2.23        3.04
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